Exhibit 99.1

Press Release dated October 3, 2013

Contact:	Gayle Kantro
Phone:	+1 312 228 2795
Email:	gayle.kantro@am.jll.com

Jones Lang LaSalle Announces Leadership Change in its Americas Region

Colin Dyer to lead Americas region as Lauralee Martin departs from firm

CHICAGO, October 3, 2013 — Jones Lang LaSalle (NYSE:JLL) has announced that, effective immediately, President and Chief Executive Officer Colin Dyer will assume direct oversight of the Americas region following the departure of Lauralee Martin to become the Chief Executive Officer of HCP, Inc. HCP (NYSE:HCP) is a U.S. publicly traded real estate investment trust (REIT) that is focused on the healthcare industry and has more than $20 billion in assets. Since 2008, Martin has been a member of the Board of Directors of HCP, which also is a valued client of JLL.

“Lauralee has made outstanding contributions to our firm’s growth and success, and we look forward to continuing our relationship with her at HCP,” said Dyer.

Dyer continued, “I also am excited about collaborating more closely with the Americas leadership team to maintain the profitable growth momentum that we have established in the region.”

Martin had taken on the Americas Chief Executive Officer role in January following a ten-year tenure at the firm during which she held the global Chief Financial and Operating Officer roles.

About Jones Lang LaSalle

Jones Lang LaSalle (NYSE:JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. With annual revenue of $3.9 billion, Jones Lang LaSalle operates in 70 countries from more than 1,000 locations worldwide. On behalf of its clients, the firm provides management and real estate outsourcing services to a property portfolio of 2.6 billion square feet and completed $63 billion in sales, acquisitions and finance transactions in 2012. Its investment management business, LaSalle Investment Management, has $46.3 billion of real estate assets under management. For further information, visit www.jll.com.

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